Drive Shack Inc.
218 W. 18th St., 3rd Fl. New York, NY 10011

September 28, 2020

Dear Larry:

This letter will amend the terms of your current Offer Letter, dated as of December 12, 2017 (your “Offer Letter”). Except as otherwise set forth in this letter, the terms and conditions of your Offer Letter remain in full force and effect.

Commencing as of the date of this letter, your title will be Chief Accounting Officer and Treasurer, reporting to the Company’s Chief Financial Officer.

In consideration of your 2019 and 2020 employment, your annual bonus amount of $164,000.00 for the fiscal year ended 2019, as described in the Company’s Annual Report on Form 10-K, will be paid with a bonus payment date no later than the date on which the Company pays bonuses in respect of such year to other members of the Drive Shack corporate team or, if earlier, any bonus payment date in respect of any year subsequent. In addition, your bonus amount of $285,000.00 for the fiscal year ended 2020 will be paid no later than the date on which the Company pays bonuses in respect of such year to other members of the Drive Shack corporate team or, if earlier, any bonus payment date in respect of any year subsequent. If you do not remain on the Company’s payroll on the applicable date of payment for either bonus, you are not eligible to receive that bonus, except as set forth in the following sentence. If the Company terminates your employment without Cause (except as a result of your death or Disability) and you execute a separation agreement and general release of claims in a form generally accepted for executives (the “Release”) then you will be entitled to receive (A) the bonus amounts set forth above, to the extent not yet paid, on the applicable date set forth above, (B) an amount in cash equal to the sum of 25% of your annual base salary, payable in equal installments in accordance with the Company’s normal payroll practices during the three-month year period following the date of termination and (C) continued participation in the Company’s benefit plans at active employee rates for three months following the date of termination.

Thank you for your commendable work and ongoing commitment to the business.

Drive Shack Inc.
By:

I affirm my understanding of, and agreement to, the terms and conditions set forth above, and hereby accept this amendment to the Offer Letter:

/s/ Lawrence A. Goodfield, Jr.
Legal Name (Printed): Lawrence A. Goodfield, Jr. Date: 9/28/2020